EXHIBIT 99.1

For Immediate Release

For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

HABERSHAM BANCORP ANNOUNCES THIRD QUARTER EARNINGS

CORNELIA, GA. November 2, 2004, Habersham Bancorp (NASDAQ: HABC) reports third quarter earnings of $535,402 or $.18 per share diluted, compared to third quarter earnings of $376,659 or $.13 per share diluted in 2003.

Year-to-date net income for the nine-month period ended September 30, 2004 was $1,696,784 or $.58 per share diluted, a decrease of 10.8% when compared to year-to-date net income of $1,902,667 or $.66 per share diluted for the nine-month period ended September 30, 2003. Included in net income of $1,696,784 for the nine-month period ended September 30, 2004 was an after-tax gain of approximately $580,000 relating to the sale of 7.18 acres of property adjacent to the Cornelia Office of Habersham Bank, the company’s primary subsidiary.

Total assets of $396 million at September 30, 2004 reflects an increase of $21 million or 5.6% from $375 million at December 31, 2003. Management reported that the increase is due primarily to increases in the loan portfolio of Habersham offset by decreases in the investment securities portfolio.

The Company’s stock is listed on the Nasdaq National Market under the symbol HABC. Any requests for information regarding the purchase or sale of the common stock can be addressed to: Sterne, Agee and Leach, Inc.; Paine Webber, Inc. (formerly J.C. Bradford & Co.); SunTrust Robinson-Humphrey Co., Inc.; AGS Securities, Inc.; Wachovia Securities, Inc. (formerly Interstate/Johnson Lane); or First Tennessee, market makers for HABC.

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HABERSHAM BANCORP FINANCIAL HIGHLIGHTS
(Unaudited) (dollar amount in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended

	September 30,		September 30,
	2004	2003	2004	2003

Earnings Summary
Interest income	$5,249	$5,452	$15,351	$17,308
Interest expense	1,721	1,934	5,012	6,311
Net interest income	3,528	3,518	10,339	10,997

Provision for loan losses	120	263	403	787
Net interest income after provision for loan losses	3,408	3,255	9,936	10,210

Other income	890	829	3,392	2,550
Investment securities gains, net	9	2	47	12
Other expense	3,619	3,584	11,135	10,174
Income before income tax expense	688	502	2,240	2,598

Income tax expense	152	125	543	695
Net income	$536	$377	$1,697	$1,903

Net income per share-basic	$.19	$.13	$.59	$.67

Net income per share-diluted	$.18	$.13	$.58	$.66

Weighted average number of common shares outstanding	2,895,190	2,842,682	2,885,981	2,832,024

Weighted average number of common and common equivalent shares outstanding	2,935,908	2,906,121	2,943,609	2,884,284

Cash dividends declared per common share	$.07	$.06	$1.21	$.18

Balance Sheet Summary	September 30, 2004	December 31, 2003

Total Assets	$395,967	$374,967
Loans, net	275,597	261,807
Deposits	303,332	279,589
Shareholders’ Equity	47,517	49,229

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